SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                          Date of Report: May 21, 1998


                            Dakota Mining Corporation
             (Exact Name of Registrant as Specified in its Charter)


                            Canada 0-17583 84-1094683
     (State or Other Jurisdiction (Commission File Number) (I.R.S. Employer
                      of Incorporation) Identification No.)


                            1560 Broadway, Suite 880
                             Denver, Colorado 80202
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (303) 573-0221


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 3.  Bankruptcy or Receivership

         Although Dakota itself has not initiated or become the subject of proceedings under the Bankruptcy Code or any other state or federal law, two of its subsidiaries, USMX of Alaska Inc. ("USMXAK") and USMX Inc. ("USMX"), filed for protection under Chapter XI of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado on May 21, 1998. USMXAK is the sole gold producing subsidiary of Dakota. USMXAK and USMX continue to operate their respective businesses as debtors in possession pursuant to Chapter XI of the Bankruptcy Code, subject to jurisdiction of the United
         States Bankruptcy Court. No trustee or examiner has been appointed. See also Item 5 of this report.


Item 5.  Other Events

         The severe liquidity and other financial issues as disclosed and discussed in Dakota Mining Corporation's ("Dakota" or the "Company") February 26, 1998 Form 8-K and April 14,1998 News Release continue and the liquidity and financial condition has continued to deteriorate.The Company was unsuccessful in selling Company assets,attracting a merger partner or securing alternative financing. Dakota and its subsidiaries are in default under terms of agreements with their respective lenders.However, creditors, including lenders, have not taken any actions against Dakota or its subsidiaries. Among other things, Dakota has an interest payment due to the holders of their 7.5% Convertible Subordinated Debentures on June 30, 1998 in the amount of $640,721 (Cdn.$929,795). The Company does not currently nor expects to have the funds adequate to service this payment.

         On May 21, 1998, two of Dakota's subsidiaries, USMX of Alaska Inc. ("USMXAK") and USMX Inc.("USMX"), filed in Denver, Colorado, voluntary reorganization under Chapter XI of the Bankruptcy Code as fully disclosed above in Item 3. Neither Dakota nor any of its other subsidiaries have filed bankruptcy at this time, although they may determine to do so in the future as a result of their poor financial condition. USMXAK is the sole gold producing subsidiary of Dakota. Daily operations at the Illinois Creek mine are expected to continue pending the submission of the required documents to the bankruptcy court, including a reorganization plan which is due within 120 days of filing. This action was taken to protect the ability of the Company to maximize the value of the assets. USMXAK debtor in possession received court approval to pay from the proceeds account pre-petition wages, current operating costs from May 21, 1998 until June 12, 1998, and a management fee of $75,000. The Company was unable to fulfill its reporting requirements to file, among other things, audited financial statements for the period ending December 31, 1997. As a result, the Ontario Securities Commission filed a temporary order and hearing to cease trading of the Company securities on the Toronto Stock Exchange. Dakota does not intend to contest the Commission's order. The result would be a voluntary suspension of trading in the sharesof the Company until such time as the listing requirements can be satisfied.

         On May 29, 1998, the State of South Dakota obtained a Temporary Restraining Order ("TRO") against a subsidiary of Dakota, Brohm Mining Corp. ("Brohm"). The TRO requires Brohm to continue to operate water treatment systems at the Gilt Edge mine in accordance with state mine permits. Pending a court hearing scheduled for June 5, 1998, the Company intends to comply with this order. The Gilt Edge mine is not in operation at this time.

         Dakota's subsidiary, USMX, has received notice from the property owner of the Thunder Mountain Joint Venture. The property owner believes the Company is in default of the agreement of which the Company strongly disagrees.

         Christopher M.T. Thompson resigned as Chairman of the Board, effective April 21, 1998 on his acceptance of a position with N M Rothschild & Sons,the secured lender to USMXAK, due to concerns regarding potential conflicts of interest. A replacement has not been named.

         C. Brian Cramm resigned as the Vice President of Finance, Chief Financial Officer, and Secretary effective May 8, 1998. A replacement has not been named.

         This document contains forward-looking information, which involves a degree of risk and uncertainty due to various factors affecting
         Dakota's business, including, but not limited to, gold price volatility, ore grade and recovery rates, exploration results, mining and processing conditions and costs, and compliance with regulatory and permitting requirements.

Item 7.

Exhibits

          USMX, Inc. Chapter 11 Voluntary Petition
          USMX of Alaska, Inc. Chapter 11 Voluntary Petition
          USMX of Alaska, Inc. Notice of Stipulation Concerning Consent for the Emergency Interim Use of Cash Collateral
          USMX of Alaska, Inc Stipulation and Consent Regarding Payment of Pre-Petition Wages


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA MINING CORPORATION


June 5, 1998

By: c/s   Alan R. Bell
Alan R. Bell, President
and Chief Executive officer